Exhibit 3.6

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “LECG CORPORATION”, FILED IN THIS OFFICE ON THE TENTH DAY OF MARCH, A.D. 2010, AT 1 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
3487476 8100	AUTHENTICATION:	7860869

100264998	DATE:	03-10-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
OF
LECG CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

LECG Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST.                                                         The Certificate of Incorporation of the Corporation, as amended, authorizes the issuance of 15,000,000 shares of preferred stock, $0.001 par value per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of such shares in one or more series, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of such shares of each series and any qualifications, limitations and restrictions thereof.

SECOND.                                         On August 17, 2009, the Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolution creating a new series of convertible preferred stock known as “Series A Convertible Redeemable Preferred Stock”:

RESOLVED:  That pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as set forth in the Corporation’s Certificate of Incorporation, as amended, and in this Certificate of Designations as follows:

Section 1.                                          Designation and Number of Shares of Series A Preferred Stock.  The shares of such series of Preferred Stock shall be designated as Series A Convertible Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred”), and the number of shares constituting such series shall be 12,000,000, which number may be increased by the Board of

Directors of the Corporation (the “Board”) without a vote of stockholders to the extent necessary to have sufficient shares of Series A Preferred to pay Cumulative Dividends, except as otherwise provided in the Corporation’s Certificate of Incorporation, as amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 2.                                          Stated Value; Rank.  The Series A Preferred shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Corporation, senior to the Corporation’s Common Stock, $0.001 par value per share (the “Common Stock”), and to each other class or series of the Corporation’s capital stock, including any series of Preferred Stock, established hereafter by the Board, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred in right as to dividends and upon liquidation, dissolution and winding-up (collectively with the Common Stock, the “Junior Stock”).

Section 3.                                          Dividends.

(a)                                  The holders of Series A Preferred shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, out of assets of the Corporation legally available therefor, in additional authorized, duly issued, fully paid and nonassessable shares of Series A Preferred or, as set forth in Section 3(b) hereof, cash, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Junior Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Junior Stock) on the Junior Stock, cumulative dividends (“Cumulative Dividends”), which shall accrue as of the date of issuance of such shares at the rate of seven and a half percent (7.5%) subject to adjustment pursuant to Sections 3(c), 3(e) and 8(e) (the “Dividend Rate”) of the Original Issue Price (as defined in Section 4(a)) per share per annum, based on a 360-day year of 30-day months.  Accrued but unpaid dividends shall compound quarterly at the Dividend Rate.  In connection therewith, each share of Series A Preferred so issued shall be valued at the Original Issue Price.  In the event of any fractional shares, the Corporation shall pay the holder of the Cumulative Dividends cash in lieu of such fractional shares.  The receipt of Series A Preferred payable as Cumulative Dividends hereunder shall be deemed to have occurred upon the Dividend Payment Date (as defined below), and the holder entitled to receive such Cumulative Dividends shall be treated for all purposes as the record holder of such shares of Series A Preferred as of the time such Cumulative Dividends are declared.  Such Cumulative Dividends shall accrue and be payable in respect of each share of Series A Preferred quarterly, in arrears, on the last day of March, June, September and December (each, a “Dividend Payment Date”), commencing on the first such date to occur.  The Cumulative Dividend payable on the first Dividend Payment Date shall be calculated and based on the period from the date of issuance through such Dividend Payment Date.  If the date fixed for payment on any shares of Series A Preferred of a distribution in connection with a Liquidation Event, the date on which any shares of Series A Preferred are converted into Common Stock, or the date on which any shares of Series A Preferred are redeemed does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such liquidating distribution, conversion or redemption, the final dividend period applicable to such shares shall be the period from the last Dividend Payment Date prior to the date such liquidating distribution, conversion or redemption occurs through the effective date of such liquidating distribution, conversion or redemption.  Cumulative Dividends will accrue regardless of whether there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Cumulative Dividends shall accrue pro rata for partial-year periods.

(b)                                 Notwithstanding the provisions of Section 3(a), on any Dividend Payment Date, the Corporation may pay in cash the Cumulative Dividends that have accrued for such period and that are payable on such date, instead of paying for such Cumulative Dividends in additional authorized, duly issued, fully paid and nonassessable shares of Series A Preferred so long as the Corporation has sufficient cash to make such distribution without breaching the terms of any contract for borrowed money indebtedness and such cash is legally available therefor.

(c)                                  So long as any share of Series A Preferred shall be outstanding, no dividend (other than a dividend payable solely in shares of Junior Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Junior Stock), whether in cash or property, shall be declared or paid, nor shall any other distribution be made on any class or series of Junior Stock or on any class or series ranking on parity with the Series A Preferred (“Parity Stock”), nor shall any class or series of Junior Stock or Parity Stock be purchased, redeemed or otherwise acquired for value (or any money paid to or made available for a sinking fund for the redemption of any Junior Stock or Parity Stock) by the Corporation; provided, however, that the foregoing shall not prohibit the Corporation from making any purchases, redemptions or acquisitions pursuant to agreements with employees, advisors, consultants or service providers giving the Corporation the right to repurchase shares of capital stock upon the termination of services or in the exercise of the Corporation’s right of first refusal or upon the unanimous consent of the Board so long as, at the time of such purchase, redemption or acquisition, all Cumulative Dividends accrued on the Series A Preferred have been paid or declared and set apart.  Without limitation of any other provisions hereof or any rights or remedies of the holders of the Series A Preferred Stock, the Dividend Rate set forth in Section 3(a) shall increase to sixteen percent (16%) for all outstanding shares of Series A Preferred and any shares of Series A Preferred issued at any time after such rate increase if the Corporation at any time breaches this Section 3(c).

(d)                                 If full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other.

(e)                                  If the Corporation Incurs or permits any subsidiary to Incur, directly or indirectly, any Indebtedness that would result in the Corporation having, as of immediately following the Incurrence of such Indebtedness, Indebtedness in excess of the greater of: (A) $75,000,000 or (B) the product of 2.5 multiplied by EBITDA, then the Dividend Rate set forth in Section 3(a) shall increase to sixteen percent (16%) for all outstanding shares of Series A Preferred and any shares of Series A Preferred issued at any time after such rate increase.  For purposes of this Section 3(e), the following terms shall have the meanings set forth below:

(i)                                     “Incur” shall mean issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or capital stock of an entity existing at the time such entity becomes a subsidiary of the Corporation (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such entity at the time it becomes a subsidiary of the Corporation.  The term “Incurrence” when used as a noun shall have a correlative meaning.  The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

(ii)                                  “Indebtedness” shall mean (1) any liability of the Corporation and its subsidiaries (A) for borrowed money (including the current portion thereof), (B) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), and (2) any liability of other Persons described in clause (1) that the Corporation or any of its subsidiaries has guaranteed, that is recourse to the Corporation or any of its assets or that is otherwise the legal liability of the Corporation.  For purposes of this Certificate of Designations, Indebtedness includes any and all amounts of the nature described in clauses (1)(A), (B) or (C) owed by the Corporation or any of its subsidiaries to any of its affiliates including any of its stockholders.  For purposes of this Certificate of Designations, Indebtedness does not include any payments owed by the Corporation to former employees for continued compliance with provisions of their respective severance agreements not accounted for as debt in accordance with U.S. generally accepted accounting principles.

(iii)                               “EBITDA” shall mean the Corporation’s earnings before interest, taxes, depreciation and amortization for the most recently completed fiscal year for which audited financial statements are available (and derived from such audited financial statements).  Within ninety (90) days following the close of each fiscal year of the Corporation, the Corporation shall deliver to the holders of the Series A Preferred a written certificate certifying to the Corporation’s EBITDA for such fiscal year, and executed on behalf of the Corporation by its Chief Financial Officer.

(iv)                              “Person” shall mean any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, governmental authority or other entity or organization.

(f)                                    Notwithstanding anything in this Section 3 to the contrary, the holders of a majority of the then outstanding shares of Series A Preferred may, from time to time, waive the application of any of the provisions of this Section 3 by affirmative vote or by written notice to the Corporation.

Section 4.                                          Liquidation Preference.

(a)                                  Upon the occurrence of a Liquidation Event, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Junior Stock by reason of their ownership of such stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share of Series A Preferred equal to the greater of (i) the sum of (A) the Original Issue Price for each share of Series A Preferred held by them, plus (B) all Cumulative Dividends accrued and unpaid on such shares up to the date of distribution of the assets of the Corporation (the “Minimum Preferred Return”), and (ii) the aggregate amount payable in respect of each share of

Common Stock issuable upon conversion of such share of Series A Preferred, as if such share of Series A Preferred had been converted into Common Stock immediately prior to the occurrence of such Liquidation Event pursuant to the provisions of Section 5(a)(i) hereof (such greater amount, the “Preferred Liquidation Preference”).  If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of Series A Preferred of the full Preferred Liquidation Preference, then such holders of Series A Preferred shall share ratably in any distribution in proportion to the full preferential amounts each holder would be entitled to receive under this Section 4(a), on a pro rata basis.  The “Original Issue Price” of each share of Series A Preferred initially shall be $3.96, and shall be subject to proportionate adjustment in the event of any stock split, stock dividend, combination, recapitalization, or other similar transaction with respect to the Series A Preferred.

(b)                                 Upon the occurrence of a Liquidation Event, and after payment to the holders of the Series A Preferred the amounts to which they are entitled pursuant to Section 4(a) and after any applicable payment to holders of any other class or series of Parity Stock, all assets and funds of the Corporation that remain legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed in accordance with the applicable provisions of the Corporation’s Certificate of Incorporation.

(c)                                  A “Liquidation Event” shall include: (i) any liquidation, dissolution or winding up of the Corporation; (ii) any reorganization, consolidation or merger (collectively, a “Reorganization”) of the Corporation with or into any other entity or entities other than any Reorganization resulting in the holders of the outstanding capital stock of the Corporation entitled to vote for the election of members of the Board immediately prior to such Reorganization holding at least a majority of the outstanding capital stock of the surviving or resulting entity entitled to vote for the election of members of the board of directors of the surviving or resulting entity; (iii) any other transaction in which the holders of the outstanding capital stock of the Corporation entitled to vote for the election of members of the Board immediately prior to such transaction do not hold at least a majority of the outstanding capital stock of the surviving or resulting entity entitled to vote for the election of members of the board of directors of the surviving or resulting entity; or (iv) any sale, conveyance or transfer of all or substantially all of the assets or business of the Corporation (each of (ii) through (iv), a “Sale Transaction”).  For the avoidance of doubt, neither the issuance of any Dividend Shares, the conversion of any Series A Preferred into Common Stock nor the redemption of any Series A Preferred shall be deemed to be a Liquidation Event and/or a Sale Transaction.

(d)                                 Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the fair market value as determined in good faith by the Board.

(e)                                  In the event the assets of the Corporation available for distribution to holders of Series A Preferred upon any Liquidation Event shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 4(a), no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation Event unless proportionate distributable amounts shall be distributed on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of the Series A

Preferred and holders of any Parity Stock are entitled upon such Liquidation Event, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accumulated and unpaid dividends to which each series is entitled.

(f)                                    The Corporation shall give each holder of record of Series A Preferred written notice of such Liquidation Event not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier.  Such notice shall describe the material terms and conditions of the impending transaction and the application to such transaction of the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes.  Such transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided under this Section 4(f) or sooner than ten (10) days after the Corporation has given notice of any material changes to such transaction as provided under this Section 4(f); provided, however, that such periods may be shortened upon the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series A Preferred.

Section 5.                                          Conversion.

The holders of shares of Series A Preferred shall have conversion rights as follows:

(a)                                  Optional Conversion.

Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price for each share plus any accrued or declared but unpaid Cumulative Dividends on each such share (such amount, the “Aggregate Amount”), by the conversion price at the time in effect for a share of Series A Preferred (the “Conversion Price”).  The Conversion Price for the shares of Series A Preferred initially shall be $3.96, subject to adjustment from time to time as provided below.  The outstanding shares of Series A Preferred may be converted voluntarily pursuant to the foregoing calculation in whole or in part.

(b)                                 Forced Conversion.

(i)                                     On or after the two-year anniversary of the Original Issue Date, the Corporation shall have the right, at its option, subject to a sufficient number of shares of Common Stock being available for issuance upon conversion, to cause the Series A Preferred in whole, but not in part, to be automatically converted into a number of whole shares of Common Stock using the formula set forth in Section 5(a) (a “Forced Conversion”).  The Corporation may exercise its right to cause a Forced Conversion on a Forced Conversion Date (as defined in Section 5(g)) pursuant to this Section 5(b) only if:

(A)                              the trading volume of the Common Stock averages at least 100,000 shares per Trading Day over the immediately preceding 30 Trading Day period (as adjusted for stock dividends, combination or splits with respect to the Common Stock); and

(B)                                the daily Volume-Weighted Average Price of the Common Stock exceeds 200% of the then-prevailing Conversion Price for at least 20 Trading Days of the immediately preceding 30 Trading Day period ending on the Trading Day prior to the Corporation’s delivery of written notice, as described in Section 5(b)(ii) hereof, notifying the holders of the Series A Preferred of the Corporation’s exercise of its right to cause a Forced Conversion.

(ii)                                  To exercise its right to cause a Forced Conversion described in Section 5(b)(i) hereof, the Corporation must deliver written notice to the holders of the Series A Preferred, notifying such holders of such a Forced Conversion; provided that the Corporation delivers such written notice within five (5) days of any date on which the conditions described in Section 5(a) hereof are met.  The conversion date will be a date selected by the Corporation (the “Forced Conversion Date”) and will be no more than thirty (30) days after the date on which the Corporation delivers the written notice described in this Section 5(b)(ii).

(iii)                               In addition to any information required by applicable law or regulation, the notice of a Forced Conversion described in Section 5(b)(ii) shall state, as appropriate: (A) the Forced Conversion Date; (B) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred; (C) the number of shares of Series A Preferred to be converted; (D) that dividends on the Series A Preferred to be converted will cease to accumulate on the Forced Conversion Date and (E) the amount of any payment for accumulated and unpaid dividends.

(iv)                              On and after the Forced Conversion Date, Cumulative Dividends will cease to accumulate on the Series A Preferred called for a Forced Conversion and all rights of holders of Series A Preferred will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof pursuant to the formula set forth in Section 5(a) and cash in lieu of any fractional shares of Common Stock, and with no right to any interim dividends declared on the Common Stock.  Notwithstanding the foregoing, the Corporation shall pay to each holder of Series A Preferred a payment equal to the aggregate amount of any accumulated and unpaid Cumulative Dividends on the Series A Preferred held by such holder accruing through the Forced Conversion Date.  Such payment described in the preceding sentence shall be paid by the Corporation, at its sole option, in the form of (x) cash, (y) shares of Common Stock, or (z) a combination of cash and shares of Common Stock distributed among the holders of Series A Preferred on a pro rata basis; provided, however, that shares of Common Stock issued in payment or partial payment of such payments shall be valued for such purpose at the Conversion Price.

(c)                                  Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.  Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for shares of Series A Preferred, as the case may be (or affidavits stating that such certificates have been lost, stolen or destroyed), and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same stating therein the number of shares of Series A Preferred being converted, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt by the Corporation or its transfer agent of the stock certificates for the Series A Preferred to be converted or an affidavit stating that such certificates have been lost, stolen or destroyed.  In the event of a Forced Conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred shall be converted automatically into shares of Common Stock without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A Preferred; provided that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Forced Conversion or the payment set forth in Section 5(b)(iv) until the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or the transfer agent for the Series A Preferred as provided above, or the holder delivers to the Corporation or the transfer agent an affidavit that such certificates have been lost, stolen or destroyed.  The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled and the applicable payment set forth in Section 5(b)(iv).

(d)                                 Adjustment of Conversion Price of Series A Preferred.  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)                                     Adjustments for Subdivisions or Combinations of Common Stock.  In the event that at any time after the Original Issue Date the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event that at any time after the Original Issue Date the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.  Any adjustment under this Section 5(d) shall be effective at the close of business on the date that the subdivision or combination becomes effective.

(ii)                                  Adjustments for Reorganizations, Reclassifications or Similar Events.  If at any time after the Original Issue Date the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by Reorganization, reclassification or otherwise (other than a Sale Transaction as defined in Section 4 or a subdivision or combination of shares provided for elsewhere in Section 5), then each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such shares of Series A Preferred shall have been entitled upon such Reorganization, reclassification or other event and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interests thereafter of the holders of Series A Preferred, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series A Preferred.

(e)                                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, upon request, promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series A Preferred to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of shares of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred.

(f)                                    No Impairment.  The Corporation shall not amend the Certificate of Incorporation or any Certificate of Designation thereto, or participate in any Reorganization, recapitalization, Sale Transaction, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section 5.

(g)                                 De Minimus Adjustments.  No adjustment to the Conversion Price shall be made if such adjustment would result in a change in the Conversion Price of less than $0.01.  Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(h)                                 Certain Definitions.  For purposes of this Section 5, the following terms shall have the meanings set forth below:

(i)                                     “Original Issue Date” shall the first date on which any shares of Series A Preferred Stock are issued by the Corporation.

(ii)                                  “Trading Day” shall mean a day during which trading in securities generally occurs on The Nasdaq Global Select Market or, if the Common Stock is not listed on The Nasdaq Global Select Market, on the principal other national securities exchange on which the Common Stock is then listed or traded.

(iii)                               “Volume-Weighted Average Price” shall mean the volume-weighted average price per share of Common Stock on The Nasdaq Global Select Market (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose) from 9:30 a.m. to 4:30 p.m., New York City time, on that Trading Day, as displayed by Bloomberg Business News or such other comparable service determined in good faith by the Corporation that has replaced Bloomberg Business News.

(i)                                     Waiver.  Notwithstanding anything in this Section 5 to the contrary, the holders of a majority of the then outstanding shares of Series A Preferred may, from time to time, waive the application of any of the provisions of this Section 5 by affirmative vote or by written notice to the Corporation.

Section 6.                                          Voting.

(a)                                  General.  Except as otherwise required by law or as expressly provided below in this Section 6(a), each holder of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken.  Except as required by law or as otherwise set forth herein, all shares of Series A Preferred and all shares of Common Stock shall vote together as a single class on all matters.  Fractional votes by the holders of shares of Series A Preferred shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares of Series A Preferred held by each holder that could be converted) be rounded down to the nearest whole number.  There shall be no cumulative voting with respect to the Series A Preferred unless and to the extent that cumulative voting is permitted with respect to the Common Stock.  In the event that any holder of Series A Preferred is issued additional shares of Series A Preferred in satisfaction of the Corporation’s obligation to pay Cumulative Dividends under Section 3 hereof (“Dividend Shares”) and as a result of such issuance, such holder’s Ownership Percentage exceeds the Percentage Threshold, then such holder shall not be entitled to vote the Excess Shares so long as its Ownership Percentage exceeds the Percentage Threshold.  For the purposes hereof, the “Ownership Percentage” with respect to any holder of shares of Series A Preferred shall mean, as of any particular time, the percentage of the aggregate voting power of the Common Stock and all other classes or series of the Corporation’s capital stock that vote with the Common Stock as a single class (including the Series A Preferred) (calculated on an as-converted basis) represented by the shares of the Corporation’s capital stock then beneficially owned (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) by such holder and/or its affiliates in the aggregate; the “Percentage Threshold” shall initially mean 48% of the aggregate voting power of the Common Stock and all other classes or series of the Corporation’s capital stock that vote with the Common Stock as a single class (including the Series A Preferred) (calculated on an as-converted basis); and “Excess Shares” shall mean (a) Dividend Shares issued to a holder at a time when such holder’s Ownership Percentage exceeds the Percentage Threshold and (b) Dividend Shares issued to a holder to the extent such shares would cause such holder to have an Ownership Percentage in excess of the Percentage Threshold (e.g., if 75 shares would cause a holder’s Ownership Percentage to reach the Percentage Threshold and 100 Dividend Shares are issued, then 25 shares will be Excess Shares); provided, however, that Excess Shares shall cease to be Excess Shares to the extent that the holder’s Ownership Percentage would be below the Percentage Threshold (but only to such extent).

(b)                                 Approval by Series A Preferred.  For so long as any shares of Series A Preferred remain outstanding, the Corporation shall not, whether by merger, consolidation or otherwise, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred:

(i)                                     alter, amend or repeal any provisions of, or add any provision to this Certificate of Designations, the Certificate of Incorporation or the Corporation’s By-laws if such action would adversely alter, change or repeal the designations, preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred;

(ii)                                  authorize or designate any class or series of Parity Stock or any class or series of capital stock having rights on liquidation or as to distributions (including dividends) senior to the Series A Preferred; or authorize or issue any other equity security convertible into or exercisable for any equity security, having preference equal to or over, as to distributions or liquidation preference, the Series A Preferred; or

(iii)                               increase or decrease the total number of authorized or issued shares of Series A Preferred, other than with respect to an increase in authorized shares of Series A Preferred for the purpose of paying Cumulative Dividends on the outstanding shares of Series A Preferred.

Section 7.                                          Reacquired Shares.

Any shares of Series A Preferred purchased, converted, redeemed or otherwise acquired by the Corporation in any manner whatsoever (including with respect to Sections 5 and 8 of this Certificate of Designations) shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series.  Such shares of Preferred Stock may only be reissued in accordance with the terms of the Certificate of Incorporation.

Section 8.                                          Redemption.

(a)                                  Redemption Date.  At any time after the seventh anniversary of the Original Issue Date, each holder of the Series A Preferred shall have the right to compel the Corporation to redeem all or any portion of the outstanding shares of Series A Preferred held by such holder by delivering written notice to the Corporation (the “Redemption Notice”).  The Corporation shall redeem the shares of Series A Preferred subject to a Redemption Notice (a “Redemption”) within ninety (90) days of receipt of a Redemption Notice (or if such date is not a business day, then on the following business day thereafter) (a “Redemption Date”).

(b)                                 Redemption Price and Payment.  The shares of Series A Preferred to be redeemed on a Redemption Date shall be redeemed by paying for each share in cash an amount equal to the Minimum Preferred Return on such Redemption Date, such amount being referred to herein as the “Preferred Redemption Price.”  Such payment shall be made by the Corporation in full, from funds legally available therefor, on such Redemption Date to the holder entitled thereto.

(c)                                  Partial Deferral of Redemption.  Notwithstanding anything to the contrary in Section 8(a) or Section 8(b) herein, upon receipt of a Redemption Notice, the Corporation shall have the right, at its discretion, to defer for one year from the date of such Redemption Notice the redemption of 50% of the shares of Series A Preferred subject to such Redemption Notice (rounded down to the nearest whole share).  To exercise this deferral right, the Corporation must, within twenty (20) days following its receipt of such Redemption Notice, provide written notice of its election to exercise this deferral right to the holder or holders of Series A Preferred that delivered such Redemption Notice.  For the avoidance of doubt, if the

Corporation exercises this deferral right, the Corporation shall (i) on the Redemption Date corresponding to such Redemption Notice, pay the Preferred Redemption Price to the redeeming holder(s) of Series A Preferred with respect to 50% of the shares of Series A Preferred indicated in such Redemption Notice (rounded down to the nearest whole share) and (ii) no later than the one-year anniversary of the Redemption Date corresponding to such Redemption Notice, pay the Preferred Redemption Price to the redeeming holder(s) of Series A Preferred with respect to the remaining unredeemed shares of Series A Preferred indicated in such Redemption Notice.

(d)                                 Redemption Mechanics.  Within thirty (30) days following its receipt of a Redemption Notice, the Corporation shall provide written notice to the holder that submitted the Redemption Notice notifying such holder of the Redemption Date and specifying the Preferred Redemption Price and the place where said Preferred Redemption Price shall be payable.  The notice shall be addressed to such holder at its address as shown by the records of the Corporation.  Upon receipt of the such notice, the holder of shares of Series A Preferred shall surrender the certificate or certificates representing the shares to be redeemed to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to such holder, and on the Redemption Date corresponding to such Redemption Notice each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Preferred Redemption Price; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares required to be redeemed, such holder shall, in addition to receiving the payment of the portion of the aggregate Preferred Redemption Price that the Corporation is not legally prohibited from paying to such holder, receive a new stock certificate for those shares of Series A Preferred subject to such Redemption Notice but not so redeemed.  From and after the close of business on the Redemption Date corresponding to such Redemption Notice, unless there shall have been a default in the payment of the Preferred Redemption Price, all rights of such holders of shares of Series A Preferred (except the right to receive the Preferred Redemption Price) shall cease with respect to the shares actually redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the Corporation legally available for redemption of shares of Series A Preferred on such Redemption Date are insufficient to redeem the total number of shares of Series A Preferred subject to such Redemption Notice, the holders of such shares shall share ratably in any funds legally available for redemption according to the respective amounts which would be payable to them if the full number of shares to be redeemed on such Redemption Date were actually redeemed.  The shares of Series A Preferred required to be redeemed but not so redeemed shall remain outstanding and the holder thereof shall be entitled to all rights and preferences provided herein.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred, such funds will be used to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.  For purposes of this Section 8(d), all references to any Redemption Date shall be deemed to include both transactions on a Redemption Date and, in the case where the Corporation exercises its deferral right pursuant to Section 8(c), the date of the redemption of the remaining unredeemed shares noticed for redemption.

(e)                                  Penalty.  In the event that, for any reason, the Corporation does not make full payment on the Redemption Date (or, in the case where the Corporation exercises its deferral right pursuant to Section 8(a)(iii), on the dates set forth in Section 8(a)(iii)) for the shares of Series A Preferred noticed for redemption in accordance with the provisions of this Section 8 then the Dividend Rate set forth in Section 3(a) shall increase to sixteen percent (16%) for all outstanding shares of Series A Preferred and any shares of Series A Preferred issued at any time after such failure to make such payment by the Corporation.

(f)                                    Waiver.  Notwithstanding anything in this Section 8 to the contrary, the holders of a majority of the then outstanding shares of Series A Preferred may, from time to time, waive the application of any of the provisions of this Section 8 by affirmative vote or by written notice to the Corporation.

Section 9.                                          Miscellaneous.

(a)                                  Notice.  All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) sent by a reputable, established courier service that guarantees overnight delivery (effective the next business day), (iii) dispatched by telecopier (if the telecopy is in complete, readable form, effective upon dispatch), (iv) by first class mail (effective on the second business day following delivery) or (v) by electronic mail if the receipt of such electronic mail is confirmed, in each case to the address, telecopier number or e-mail address, as the case may be, as set forth in the records of the Corporation for the applicable stockholder.

(b)                                 Waiver of Notice.  The holder or holders of a majority of the then outstanding shares of Series A Preferred may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(c)                                  Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series A Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this resolution may be amended from time to time) and in the Certificate of Incorporation.

[Signature Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf on this 10th of March 2010 by a duly authorized officer of the Corporation.

LECG CORPORATION

By:	/s/ Deanne M. Tully
Name: Deanne M. Tully
Title: Secretary